CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A, as it may be amended, of our report dated January 28, 2019, of Apex Farms Corp. relating to the audit of the financial statements for the years and period ended September 30, 2018 and 2017, respectively, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

June 28, 2019